Exhibit 99.1
Kiora Pharmaceuticals and Senju Pharmaceutical Partner on KIO-301 for the Treatment of Retinal Diseases in Asia

–Total potential deal value of $110 million plus royalties
–Kiora to receive an immediate $1.25 million exclusive option fee
–If the option is exercised, Kiora will receive an additional mid-single digit million up-front payment, development, regulatory, and commercial milestones, plus tiered royalties on sales

Encinitas, California – June 3, 2025 - Kiora Pharmaceuticals, Inc. (NASDAQ: KPRX) ("Kiora" or the "Company") today announced it has granted Senju Pharmaceutical Co., Ltd. (Senju) an exclusive option to exercise rights to an exclusive development and commercialization agreement for KIO-301 for the treatment of ophthalmic diseases. The agreement will cover key Asian marketplaces, including Japan and China.

“Like elsewhere in the world, patients in Asia with inherited retinal diseases, including retinitis pigmentosa, have no therapeutic options to slow their disease progression nor restore what has already been lost. KIO-301 is a very promising, novel therapeutic with the potential to give vision back to affected individuals. We are extremely excited to partner with Kiora and work collaboratively to bring this promising candidate to this underserved community,” said Shuhei Yoshida, President of Senju.

Under the terms of the agreement, Senju has a defined period to enter into an exclusive development and commercialization agreement. This window begins after topline data from the ongoing ABACUS-2 Phase 2 clinical trial is reported. This structure affords Senju an opportunity to collaborate with Théa Open Innovation (Laboratoires Théa or Théa), Kiora’s exclusive global development and commercialization partner for KIO-301 outside of Asia.

“This option agreement represents a critical step toward establishing a long-term strategic partnership with Senju and extends the global commercial reach of KIO-301 by building on the foundation established by Théa,” said Brian Strem, PhD, CEO of Kiora. “As a leading ophthalmic pharmaceutical company in Asia, Senju’s interest in KIO-301 reinforces the need and opportunity for new treatments for inherited retinal conditions like retinitis pigmentosa (RP), and other retinal diseases.”

The key terms and conditions of the exclusive development and commercialization agreement have been agreed to, subject to Senju exercising its option. Under the development agreement Senju would be responsible for all development, regulatory, and commercial activities in the licensed territory. Additional terms include country-specific regulatory and commercial milestones as well as tiered royalties on net sales.

In January 2024, Kiora and Théa entered into their ongoing exclusive worldwide co-development and commercialization agreement, excluding Asia, for KIO-301 in the treatment of retinal diseases. Under the combined relationships with Théa in 2024 and the new relationship with Senju, the total potential value of strategic partnerships exceeds $400 million, plus significant royalties on sales.

KIO-301 is currently in a Phase 2 clinical trial, ABACUS-2, a multi-center, double-masked, randomized, controlled, multi-dose study in 36 patients with ultra-low vision or no light perception due to RP. KIO-301 is a new type of therapy under development for inherited retinal diseases that acts as a “molecular photoswitch.” Many inherited retinal diseases, including RP, cause the eye’s light-sensing cells (rods and cones) to degenerate, leading to vision loss. KIO-301 targets surviving cells in the retina (the Retinal Ganglion Cells or RGCs), which connect the eye to the brain. The molecule enters these RGCs and, when activated by light, allows them to send signals to the brain, aiming to restore visual function.

This agreement further strengthens Kiora’s balance sheet and supports the Company’s expected cash runway into late 2027, beyond the projected readout of Kiora’s two ongoing Phase 2 clinical trials.

KO Law PC and Blank Rome LLP are serving as legal advisors to Kiora.

About Kiora Pharmaceuticals

Kiora Pharmaceuticals is a clinical-stage biotechnology company developing advanced therapies for retinal disease. We target critical pathways underlying retinal diseases using innovative small molecules to slow, stop, or restore vision loss. KIO-301 is being developed for the treatment of retinitis pigmentosa, choroideremia, and Stargardt disease. It is a molecular photoswitch that has the potential to restore vision in patients with inherited and/or age-related retinal degeneration. KIO-104 is being developed for the treatment of retinal inflammation. It is a next-generation, non-steroidal, immuno-modulatory, and small-molecule inhibitor of dihydroorotate dehydrogenase (DHODH).

In addition to news releases and SEC filings, we expect to post information on our website, www.kiorapharma.com, and social media accounts that could be relevant to investors. We encourage investors to follow us on X and LinkedIn as well as to visit our website and/or subscribe to email alerts.

About Senju Pharmaceutical Co., Ltd.

Senju is a privately held, research-based Japanese pharmaceutical company that develops, manufactures, and commercializes a variety of innovative products, focusing on the field of ophthalmology to improve the health and quality of vision for people worldwide.

The characters that comprise Senju’s company name in the Japanese language are “Sen” and “Ju”, or “thousand” and “bringing happiness”. Senju’s mission is to improve the joy of living of people associated with the company through the development of original pharmaceutical products.

Senju is headquartered in Osaka, Japan, and has its subsidiaries and representative offices around the world. More on www.senju.co.jp/english/.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, Kiora's ability to execute on development and commercialization efforts and other regulatory or marketing approval efforts pertaining to Kiora's development-stage products, including KIO-104 and KIO-301, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all, the sufficiency of existing cash and short-term investments on hand to fund operations for specific periods, the ability to timely complete planned initiatives for 2025, including Phase 2 clinical development of KIO-301 and KIO-104, the completion of enrollment and the timing of topline results from the ABACUS-2 Phase 2 trial, the potential for KIO-301 to be the first treatment options for patients with inherited degenerative diseases like RP, the potential for Senju to exercise its option to license KIO-301 in certain Asian countries, and the potential amount of up-front payments, royalties and milestone payments under any future agreement with Senju. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the ability to conduct clinical trials on a timely basis, market and other conditions and certain risk factors described under the heading "Risk Factors" contained in Kiora's Annual Report on Form 10-K filed with the SEC on March 25, 2025 or described in Kiora's other public filings. Kiora's results may also be affected by factors of which Kiora is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Kiora expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions, or circumstances on which any such statement is based, except as required by law.

Contact:
Investors@kiorapharma.com